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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of Republic Airways Holdings Inc. on Form S-8 of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for goodwill and other intangible assets as discussed in Note 2 to the consolidated financial statements), appearing in the Prospectus dated May 26, 2004, which is a part of Registration Statement No. 333-84092 of Republic Airways Holdings Inc. on Form S-1.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
June 24, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM